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Exhibit 99.1

GATEWAY ENERGY CORPORATION
ANNOUNCES CHANGE IN MANAGEMENT

HOUSTON, TEXAS, October 25, 2004—Gateway Energy Corporation (OTC BB: GNRG.OB) announced today a significant change in management. Michael T. Fadden has informed the Board of Directors that, effective immediately, he will not be continuing as President and Chief Executive Officer of Gateway, citing differences he has with the Board of Directors. Mr. Fadden and Scott A. Heflin previously informed the Board of their resignations from the Board of Directors of Gateway. Mr. Heflin is the Chief Financial Officer of Gateway.

In response to shareholder concerns that management of the Company acted in its own interest, was not responsive to shareholder concerns and had failed to successfully create value for the shareholders, during 2004 the independent members of the Board of Directors significantly increased their oversight of management. As a result, in recent months the relationship between the independent members of the Board and management has been strained. Messrs. Fadden and Heflin have stated in their letters of resignation certain disagreements they have with the Company that they assert as the cause for their resignations. The Board disagrees with the assertions and conclusions set forth in the letters. Copies of those letters of resignation have been filed by the Company today with the Securities and Exchange Commission as exhibits to the Company's Current Report on Form 8-K.

Gateway Energy Corporation owns and operates natural gas gathering, transportation and distribution systems and related facilities in Texas and Oklahoma and offshore in Texas and federal waters of the Gulf of Mexico. The Company also owns the exclusive license for a state-of-the-art, patented process for the refection of nitrogen from natural gas streams.

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  Exhibit 99.1